EXHIBIT 12

                            AMOCO CORPORATION
                              _____________

              STATEMENT SETTING FORTH COMPUTATION OF RATIO OF
                         EARNINGS TO FIXED CHARGES
                    (millions of dollars, except ratios)

                           Nine Months
                               Ended        Year Ended December 31,
                            Sept. 30,
                               1994     1993   1992   1991   1990   1989

  Determination of Income:
    Consolidated earnings
      before income taxes
      and minority interest.  $1,947   $2,506 $  998 $2,035 $3,410 $2,695
    Fixed charges expensed by
      consolidated companies     263      350    376    479    596    699
    Adjustments for certain
      companies accounted for
      by the equity method..       5       11     28     20     35     37

    Adjusted earnings plus
      fixed charges.........  $2,215   $2,867 $1,402 $2,534 $4,041 $3,431

  Determination of Fixed Charges:
    Consolidated interest on
      indebtedness (including
      interest capitalized).  $  211   $  299 $  333 $  433 $  532 $  626
    Consolidated rental
      expense representative
      of an interest factor.      48       50     44     54     60     59
    Adjustments for certain
      companies accounted for
      by the equity method..       3        8     20     24     25     36

    Total fixed charges.....  $  262   $  357 $  397 $  511 $  617 $  721

  Ratio of earnings to
    fixed charges...........     8.5      8.0    3.5    5.0    6.5    4.8

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